EXHIBIT 99.1

                      Mid Penn Bancorp, Inc.
                       Amended and Restated
                    Dividend Reinvestment Plan

                     MID PENN BANCORP, INC.
                      AMENDED AND RESTATED
                   DIVIDEND REINVESTMENT PLAN

     This constitutes the Dividend Reinvestment Plan (the "Plan") of Mid Penn Bancorp, Inc. (the "Corporation"). The Plan provides the Corporation's shareholders with a simple and convenient means of acquiring additional shares of the Corporation's common stock, par value $1.00 per share (the "Common Stock"), through a simple and convenient method of investing cash dividends and making voluntary cash contributions to the Plan. The Plan was originally approved by Mid Penn Bank's Board of Directors on March 14, 1990, and adopted by shareholders at the Annual Shareholders' Meeting held on April 24, 1990. The Board of Directors of the Corporation revised the Plan at Board Meetings held on June 26, 1996, and on September 24, 1997, which revisions are incorporated herein.

                  The Corporation and the Bank
                  ----------------------------

     The Corporation is a holding company incorporated under the laws of the Commonwealth of Pennsylvania. The Corporation owns 100 percent of the outstanding shares of common stock of its wholly owned subsidiary, Mid Penn Bank (the "Bank"). The Bank, a Pennsylvania chartered banking institution with its principal place of business at 349 Union Street, Millersburg, Pennsylvania, engages in full service banking, including demand, savings and time deposits, commercial, consumer and mortgage loans, and the provision of trust services.

                    Common Stock Under the Plan
                    ---------------------------

     The stock to be issued under the Plan consists solely of 200,000 shares of the Corporation's Common Stock, which shares shall all be proportionately adjusted for any increase or decrease in the number of shares of Common Stock issued that result from (i) a subdivision or consolidation of shares or any other capital adjustment, (ii) the payment of a stock dividend, or (iii) other increase or decrease in such shares effected without receipt of consideration by the Corporation.

                          Purpose of Plan
                          ---------------

     The purpose of the Plan is to provide the Corporation's shareholders with a simple and convenient method of acquiring additional shares of Common Stock by investing their cash dividends and making voluntary cash contributions. The Corporation's shareholders who participate in the Plan are hereinafter referred to as "Participants."

                            Advantage
                            ---------

     The Plan provides the Corporation's shareholders with a simple and convenient method of acquiring additional shares of Common Stock in a manner that avoids payment of brokerage commissions.

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                          Administration
                          --------------

     The Plan will be administered by Norwest Bank Minnesota, National Association ("Norwest"), or such other administrator as the Corporation may, in its sole discretion and from time to time, select (the "Plan Administrator"). Cash dividends payable on the Common Stock held by Plan participants are paid to the Plan Administrator. The dividends paid to the Plan Administrator do not include applicable taxes withheld by the Corporation. The Plan Administrator pools the cash dividends with the voluntary cash payments received and, with respect to shares to be purchased on the open market, transfers them to an independent broker or purchasing agent (the "Purchasing Agent"). The Purchasing Agent is a broker-dealer who is unaffiliated with the Corporation and is registered under the Securities Exchange Act of 1934, as amended, and may be a bank, trust Corporation, brokerage firm, or other independent fiduciary, as selected by the Corporation's Board of Directors. Aside from transferring funds to the Purchasing Agent, neither the Corporation nor the Plan Administrator shall have any influence on the manner, methods or timing of shares acquired in open market transactions. The Purchasing Agent will use the funds to purchase shares of Common Stock on the open market for the Plan accounts of the Participants. Alternatively, the Plan Administrator will, if so directed by the Corporation, arrange for the acquisition of shares directly from the Corporation, or pursuant to negotiated transactions, or any combination of the foregoing methods.
Shares purchased from the Corporation will be authorized but unissued shares of Common Stock. In any event, each Participant's account will be credited with a pro-rata share of such purchased securities.

                  Participation and Enrollment
                  ----------------------------

     All holders of record of at least one (1) share of the Corporation's Common Stock are eligible to participate in the Plan. Beneficial owners of Common Stock held in nominee or "street name" must have their shares registered in their name before enrolling in the Plan. Participants may participate with respect to any or all of the Common Stock registered in their name, as long as they participate with respect to at least one share. Shareholders may enroll in the Plan by completing and signing an authorization card and returning it to the Plan Administrator. Additional authorization cards may be obtained at any time by written request to the Plan Administrator.

     An eligible shareholder may enroll in the Plan at any time. If the shareholder's authorization card requesting reinvestment of dividends is received by the Plan Administrator on or before the record date established for a particular dividend, reinvestment will commence with that dividend. If an authorization card is received from a shareholder after the record date established for a particular dividend, the reinvestment of dividends may begin with the next dividend, provided that the shareholder is still a holder of record on the record date with respect to such next dividend.

                 Voluntary Cash Contributions
                 ----------------------------

     Participants have the option of forwarding, to the Plan Administrator, additional cash contributions of not less than $100 nor more than $5,000, per quarter, for the purchase of additional shares. While the Corporation is under no obligation to pay dividends, it presently expects to pay any dividends declared, on a quarterly basis, in February, May, August, and

                              2
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November to shareholders of record on the record date established by the Corporation's Board of directors. A Participant's cash contributions may vary from one dividend date to another. Cash contributions are strictly voluntary and Participants are under no obligation to make any cash contributions. Participants desiring to make a cash contribution may do so by forwarding a check or money order, payable to the Plan Administrator, with a completed authorization card when enrolling in the Plan, or thereafter, with the payment form attached to each statement of account.

     The Plan Administrator will apply each voluntary cash payment received from a Participant within thirty (30) days before a dividend payment date, together with the amount of dividends associated with shares on which the Participant has enrolled for purposes of dividend reinvestment, to the purchase of Common Stock for the account of that Participant. Voluntary cash contributions will not be deemed to have been made by a Participant or received by the Plan Administrator until the funds so contributed are actually collected. Interest will not be paid on cash contributions. For this reason, Participants are strongly encouraged to mail their payments so that the payments are received by the Plan Administrator immediately prior to the next dividend payment date. Payments received more than thirty
(30) days prior to a dividend payment date will be returned.

     Participants may arrange for automatic withdrawals from their checking or savings account at the Bank as a method to provide optional cash payments under the Plan. This will allow shareholders of the Corporation to authorize the Bank to withdraw funds automatically at the appropriate time, eliminating the necessity of mailing quarterly cash contributions within the specified time frames. The automatic withdrawal feature may be used on an ongoing basis or for periodic contributions. Participants who wish to use this feature must complete an authorization form available upon request from the Plan Administrator.

                     Purchases and Sales
                     -------------------

     The Plan Administrator will arrange for the purchase of Common Stock by the Purchasing Agent. Alternatively, the Plan Administrator will arrange for the acquisition of shares directly from the Corporation or pursuant to negotiated transactions on the open market, if so directed by the Corporation. Aside from transferring funds to the Purchasing Agent, neither the Corporation nor the Plan Administrator shall have any influence on the manner, methods or timing of shares acquired in open market transactions.

     On each dividend payment date, the Plan Administrator will receive the cash dividends payable on those shares of Common Stock that Participants have enrolled in the Plan. The Plan Administrator will aggregate such dividends with the voluntary cash contributions received from Participants. The funds collected for the respective dividend payment date will be forwarded to the Purchasing Agent, who will be directed to purchase shares of Common Stock in the open market, directly from the Corporation or in negotiated transactions, as the case may be. Aside from transferring funds to the Purchasing Agent, neither the Corporation nor the Plan Administrator shall have any influence on the manner, methods or timing of the acquisition of shares under the Plan.

                              3
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                   Number of Shares Purchased
                   --------------------------

     The number of shares to be purchased for a Participant by the Purchasing Agent is dependent upon the amount of the Participant's applicable dividend and voluntary cash contribution, the total number of shares acquired for all Participants, and the price of all shares acquired. Each
Participant's account will be credited with their pro rata share of the number of shares of Common Stock acquired.

     Shares of Common Stock to be acquired may be acquired at any time up to thirty (30) days following the respective dividend payment date. The Plan Administrator and/or the Purchasing Agent may commingle each Participant's dividends and optional cash payments with those of all other Participants for purposes of acquiring shares of Common Stock.

                             Price
                             -----

     The price paid to acquire shares of Common Stock will be the actual price paid by the Purchasing Agent, excluding commissions and other expenses of the Purchasing Agent which expenses will be paid by the Corporation.

                           Record Date
                           -----------

     "Record Date" means the date on which a person must be registered as a shareholder on the stock books of the Corporation in order to receive a dividend, as determined by the Board of Directors of the Corporation, from time to time.

                      Certificates for Shares
                      -----------------------

     All shares of Common Stock purchased under the Plan will be registered in the name of the Plan Administrator or its nominee as agent for the respective Participants. Certificates for such shares will not be issued to Participants unless so requested in writing. Certificates for any number of whole shares will be issued to a Participant within a reasonable time after receiving a written request specifying the number of shares of Common Stock for which a certificate is requested and signed by the Participant. Certificates for fractional shares will not be
issued under any circumstances.   In the event a Participant
terminates participation in the Plan, he or she will receive payment, in the manner described elsewhere herein, for the amount of fractional interests held on his or her behalf.

                           Dividends
                           ---------

     As record holder of the shares held in Participants' accounts under the Plan, the Plan Administrator will receive dividends on all such shares held on each dividend record date, will credit such dividends to Participants' accounts on the basis of whole shares and fractional interests held in each account and will automatically reinvest those dividends in Common Stock of the Corporation as described elsewhere herein.

                              4
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                            Costs
                            -----

     All costs of administration of the Plan and service charges will be paid by the Corporation. No brokerage fees will be charged to Participants in connection with the purchase of Common Stock. Participants will be charged the full actual cost, including any brokerage commissions, of all shares of Common Stock sold on their behalf pursuant to the Plan. A Participant who requests that the Plan Administrator sell shares of Common Stock held in the Participant's account in the Plan will incur a $5.00 service fee, in addition to brokerage fees, if any, incurred in connection with the sale. If the fee is paid in advance when notice of sale is made, then the fee will not be deducted from the proceeds of the sale.

                           Tax Aspect
                           ----------

     Dividends, even though automatically reinvested, are taxable. Participants should consult with their personal tax advisors if they have any questions about the tax treatment associated with participation in the Plan.

                      Reports to Participants
                      -----------------------

     As soon as practicable after completion of each investment on behalf of a Participant, the Plan Administrator will mail to such Participant a statement showing (i) the amount of dividends, and the amount of optional cash payments applied toward such investment, (ii) the taxes withheld, if any, (iii) the net amount invested, (iv) the number of shares purchased, (v) the average cost per share, and (vi) the total shares accumulated under the Plan. Each Participant will receive annually an Internal Revenue Service Form 1099 reporting dividend income received.

                           Voting Rights
                           -------------

     For each meeting of shareholders, the Plan Administrator will forward a proxy to each Participant and will vote the Participant's full shares and fractional interests in accordance with the instruction received from the Participant, if any. The shares of a Participant who does not return a proxy will not be voted.

               Stock Dividends, Splits and Rights
               ----------------------------------

     Any stock dividends or split shares distributed by the Corporation on the shares of a Participant held by the Plan Administrator will be added to his or her account with the Plan Administrator. In the event the Corporation issues rights in connection with a rights offering, the rights will be forwarded to Participants for their disposition. Dividends, split shares or stock rights distributed on shares of Common Stock held by Participants outside of the Plan will be distributed in the same manner as distributions made to shareholders who do not participate in the Plan.

                      Withdrawal from Plan
                      --------------------

     Participation in the Plan may be terminated by a Participant at any time by giving written notice to the Plan Administrator. Participants may withdraw all or a portion of the whole Plan shares in their Accounts by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be registered in the name of the Participant and issued to the Participant within thirty (30) days of the Plan Administrator's receipt of notice of withdrawal. Certificates for fractional shares of Common Stock will not be issued under any circumstance. In lieu of issuing certificates for fractional shares of Common Stock, any fractional interest withdrawn will be liquidated by the Plan Administrator on the basis of the then current market value of the Common Stock and a check issued for the proceeds thereof. Any notice of withdrawal from an Account received less than one business day prior to a dividend record date will not be effective until dividends paid on such record date with respect to the plan shares in the account have been reinvested in Common Stock under the Plan and such Common Stock has been credited to the Participant's Account. There is a $5.00 service fee payable by the Participant in connection with withdrawal from the Plan.

     Participants may request the Plan Administrator to sell the shares that are withdrawn from their accounts by specifying in the notice of withdrawal, the number of shares to be sold. The Plan Administrator will execute a sale order for such shares within thirty (30) days of receipt of the notice, and will deliver to the Participant a check for the proceeds of the sale, less any brokerage commissions, the $5.00 service fee, and applicable withholding taxes and transfer taxes incurred in connection with the sale. A request for shares to be sold must be signed by each person in whose name the account appears.

     Any Plan shares remaining in a Participant's Account after withdrawal will continue to be held for the Participant by the Plan Administrator, and dividends on such shares will continue to be reinvested under the Plan. A Participant who withdraws all of the Plan shares in his or her account will be treated as having terminated participation in the Plan.

              Amendments and Termination of Plan
              ----------------------------------

     The Corporation may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants or the shareholders. Thirty (30) days advance notice of any suspension or material amendment shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan, as provided for elsewhere herein.

                 Inquiries Concerning the Plan
                 -----------------------------

     All inquiries concerning the Plan should be directed to:

                    Norwest Shareholder Services
                    Investment Plan Services
                    Post Office Box 64856
                    St. Paul, Minnesota 55164-0856
                    1-800-468-9716

                              6
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                  Interpretation of the Plan
                  --------------------------

     Any questions of interpretation arising under the Plan will be determined by the Corporation's Board of Directors pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities, which determination shall be final and binding on all Participants.

    Responsibilities of the Corporation and Plan Administrator
    ----------------------------------------------------------

     Neither the Corporation nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability arising out of failure to terminate a Participant's account upon such Participant's death, the prices at which shares are purchased, the times when purchases or sales are made or fluctuations in the market value of the Common Stock. The Participants must realize that neither the Corporation nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

                       Law applicable
                       --------------

     The terms and conditions of the Plan will be governed by the laws of the Commonwealth of Pennsylvania and the rules and regulations of the Securities and Exchange Commission.

                          Adoption
                          --------

     The Plan was adopted by the Board of Directors of the Corporation on the 14th day of March, 1990, adopted by the Corporation's shareholders on April 24, 1990, amended by a resolution of the Board of Directors on June 26, 1996, and September 24, 1997.



Date: November 3, 1997